Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Caturano and Company, P.C. (whose name has been changed to Caturano and Company, Inc.) dated March 12, 2010 relating to the financial statements of Pro-Pharmaceuticals, Inc. as of and for the years ended December 31, 2009 and 2008 and for the period from inception (July 10, 2000) to December 31, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in manner in which the Company accounts for certain warrants, and to the substantial doubt about the Company’s ability to continue as a going concern) in, and to all references to our Firm included in or made a part of this Registration Statement on Form S-1.

/s/ Caturano and Company, Inc.

Caturano and Company, Inc. (formerly Caturano and Company, P.C.)

October 26, 2010